Exhibit 99.1

MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

TIMOTHY D. MYERS NAMED EXECUTIVE VICE PRESIDENT
AND CHIEF OPERATING OFFICER OF BANK OF MARIN

NOVATO, CA - June 30, 2020 - Bank of Marin Bancorp ("Bancorp") (Nasdaq: BMRC), parent company of Bank of Marin (the "Bank"), announced that Russell A. Colombo, President and CEO, named Timothy D. Myers as Executive Vice President and Chief Operating Officer of the Bank, effective immediately. Previously, he was the Bank’s Executive Vice President, Commercial Banking. As Chief Operating Officer, Mr. Myers will be responsible for the management of Commercial Banking, Retail Banking, Wealth Management & Trust and Marketing.

“Thanks to his many years of service, Tim knows Bank of Marin’s business model, as well as our customers and our people. He has played an integral role in cultivating the Bank’s mission, values and culture,” said Russell A. Colombo, President and Chief Executive Officer. “During these unprecedented and challenging times, stability and consistency are more important than ever. I am pleased that Tim was prepared to step into the role of Chief Operating Officer to help drive the Bank forward.”

Mr. Myers has over 24 years of experience in finance and banking, spanning small business, middle market and corporate banking. He joined Bank of Marin in April 2007 as Senior Vice President and Manager of the San Francisco Commercial Banking Office. In 2013, Mr. Myers was named Senior Vice President, head of Commercial Banking. In March 2015, he assumed the title of Executive Vice President, Commercial Banking.

He began his banking career in 1998 as Assistant Loan Officer at Imperial Bank. When Imperial Bank was acquired by Comerica Bank, Mr. Myers became Vice President, Commercial Banking Officer. He also served as a Vice President, Relationship Manager for U.S. Bank, National Association before joining Bank of Marin.

Mr. Myers earned his Bachelor of Arts degree from Willamette University and a Master’s in International Policy Studies from Middlebury Institute of International Studies at Monterey (formerly Monterey Institute of International Studies). He also earned a graduate certificate from the Pacific Coast Banking School. He has served as Chairman of the Board of Edgewood Center for Children and Families.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.7 billion, Bank of Marin has 22 branches, 5 commercial banking offices and 1 loan production office located across 8 Bay Area counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North

Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, natural disasters (such as wildfires and earthquakes), pandemics such as COVID-19 and the economic impact caused directly by the disease and by government responses thereto, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017 and the Coronavirus Aid, Relief and Economic Security Act of 2020), interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.